PROMISSORY NOTE

FOR VALUE RECEIVED, EMERALD HEALTH BIOCEUTICALS, INC. with an office at 5910
Pacific Center Blvd, Suite 300, San Diego CA, 92121 (the "Borrower") PROMISES TO PAY to NatureMed, Inc., a California corporation (“Lender”) US $25,000.00, together with accrued interest thereon at the rate of 10% per annum, on April 30, 2020 (“Due Date”). The promise to pay evidenced by this promissory note is hereafter referred to as the “Note”.

The Borrower waives presentment for payment, notice of protest and notice of non-payment.

In the event Borrower and Lender agree to any renewals and/or extensions of the time of payment as set forth in this Note, such agreement shall not affect Borrower’s liability with respect to any indebtedness evidenced by this Note. Borrower hereby reserves the privilege of paying the entire sum due at anytime without penalty.

Borrower shall be in default under this Note if Borrower fails to pay the entire amount by the Due Date. In the event of default by Borrower, the interest under this Note shall be at the legal rate and shall accrue from the date of this Note and thereafter until this Note is paid in full. In the event of default by Borrower, Borrower shall pay all expenses of Lender, including attorneys’ fees and costs, incurred by Lender to exercise Lender’s rights under this Note which may include, but not be limited to, any litigation or arbitration initiated by Lender to enforce the terms of this Note. Borrower further agrees to submit to the jurisdiction and venue of the Superior Court of the State of California in and for the County of San Diego, Central Division.

No waiver by Lender of any breach or default by Borrower will be a waiver of any breach or default occurring later by Borrower. A waiver will be valid only if is in writing and signed by Lender.

This Note is being delivered and is intended to be performed in the State of California and is to be construed and enforced in accordance with the laws of the State of California.

The date of this Note is February 19, 2020.

BORROWER

EMERALD HEALTH BIOCEUTICALS, INC.
/s/Punit Dhillon
Signature
(Who hereby represents to Lender that he/she is an authorized signatory for Borrower)

Punit Dhillion, Director
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